Exhibit 99.1

VF Corporation Announces Additional Actions to Support Employees and Advance Its Enterprise Protection Strategy in Response to COVID-19

DENVER--(BUSINESS WIRE)--April 7, 2020--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, today announced additional actions to support its employees’ well-being and advance its Enterprise Protection Strategy in response to the COVID-19 pandemic.

“Since the beginning of the COVID-19 outbreak, we’ve managed our response strategies with a people-first approach that prioritizes the health and well-being of our employees around the world,” said Steve Rendle, Chairman, President and CEO of VF. “These new actions position us to continue supporting our people while also taking prudent measures to protect the financial integrity of our company as we manage through the prolonged disruption caused by this global health crisis.”

VF’s actions to support its business and employees include the following updates:

  Executive Compensation: During the next four months, the base salary for CEO Steve Rendle will be temporarily reduced by 50 percent and the base salaries for VF’s Executive Leadership Team will be temporarily reduced by 25 percent. These reductions will be reassessed after four months and modified as necessary.
  Board of Directors Compensation: VF’s Board of Directors will forgo their cash retainer for the next four months, also to be reviewed and modified as necessary at the end of the four-month period.
  North America: All VF offices and retail locations across North America remain closed until May 3. Retail employees will continue receiving full pay and benefits during this time. All office-based employees continue to receive full pay and benefits while working remotely.
  EMEA Region: All VF offices across the EMEA region remain closed until May 3 with employees working remotely. Retail stores in the region will remain closed until further notice. To leverage various government support programs that have been made available across EMEA countries, VF has decided to temporarily reduce the working time for employees while keeping salaries at or above 95 percent of normal pay for office-based, wholesale and distribution center associates, while retail employees will still receive full pay during this time. These temporary measures will apply differently across countries in the region based on local governments regulations.
  APAC Region: Many VF offices in APAC remain closed with employees continuing to work remotely. However, most of VF’s retail stores in the region, particularly Mainland China, have re-opened for business. All employees in the APAC region continue to receive full pay and benefits.
  Distribution Centers: In accordance with local government guidelines, VF continues to operate its global network of distribution centers to serve the company’s consumers and customers, which include medical professionals, first responders and other workers in the industrial and service sectors. VF is providing up to 14 days of emergency pay to its distribution center employees in the U.S. and Canada and has extended the use of this benefit through May. Outside of these countries, the company will continue to provide full pay and benefits to its distribution center employees in alignment with local laws. In addition, all of the company’s distribution facilities are implementing strict social distancing protocols, temperature screenings, added protective equipment, reduced and rotating shifts, and high-frequency cleaning of common areas.

As part of VF’s Enterprise Protection Strategy, the company is taking further actions to preserve financial liquidity and maximize flexibility in order to successfully manage its business operations.

  Revolving Credit Facility: As a proactive, precautionary measure, VF will draw down the remaining $1 billion available under its current senior unsecured revolving credit facility. Moreover, in an abundance of caution and to best position VF to capitalize on opportunities as it emerges from the COVID-19 pandemic, VF is exploring alternatives to further enhance financial liquidity and flexibility of its capital structure. Following this draw down, VF currently has approximately $2.4 billion of cash on hand.
  Occupational Workwear Business: VF intends to proceed with the divestiture of its Occupational Workwear business as announced on January 21 and is actively engaged with prospective buyers.
  Share Repurchase / Dividend: VF has made the decision to temporarily pause its share repurchase program. The company currently has $2.8 billion remaining under its current share repurchase authorization. Subject to approval by its Board of Directors, VF intends to continue to pay its regularly scheduled dividend and is not contemplating the suspension of its dividend program at this time.

“Throughout VF’s storied 120-year history, we’ve weathered many storms, and each time we’ve emerged as a stronger company with a renewed sense of focus and determination,” Rendle continued. “The full breadth of actions we’re taking in response to the COVID-19 situation are intended to not only address the challenges of today, but also to position our brands and businesses to thrive in the years ahead as we build on VF’s proud legacy.”

About VF Corporation

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

Contacts

Joe Alkire
Vice President, Corporate Development,
Investor Relations and Treasury
(720) 778-4051

Craig Hodges
Vice President, Corporate Affairs & Communications
(720) 778-4116